As filed with the Securities and Exchange Commission on May 19, 2003

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GUILFORD PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	52-1841960

(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

6611 Tributary Street
Baltimore, Maryland 21224

(Address of Principal Executive Offices) (Zip Code)

Guilford Pharmaceuticals Inc.
2002 Stock Option and Incentive Plan

(Full title of the plans)

Craig R. Smith, M.D.
Chief Executive Officer, President and Chairman of the Board
Guilford Pharmaceuticals Inc.
6611 Tributary Street
Baltimore, Maryland 21224

(Name and address of agent for service)

(410) 631-6300

(Telephone number, including area code, of agent for service)

Copy to:
Michael J. Silver, Esq.
Amy B. Freed, Esq.
Hogan & Hartson L.L.P.
111 South Calvert Street
Baltimore, Maryland 21202
(410) 659-2700

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered	price per share (1)	offering price (1)	registration fee (1)

Common Stock, par value $.01 per share(2)	874,602	$5.51	$4,819,057.02	$389.87

(1)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for purposes of calculating the amount of the registration fee, based on the average of the high and low prices per share of Guilford Pharmaceuticals Inc. Common Stock on May 14, 2003, as reported on The Nasdaq National Market.

(2)	Includes Series A Junior Participating Preferred Share Purchase Rights attached thereto, for which no separate fee is payable pursuant to Rule 457(i).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I will be separately sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     Guilford Pharmaceuticals Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Commission on March 31, 2003;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the Commission on May 15, 2003;

(c)	All reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2002, including the Registrant’s Current Report on Form 8-K filed with the Commission on March 6, 2003; and

(d)	The description of the Registrant’s common stock (“Common Stock”) contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 25, 1994, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents and reports filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not,

pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liability of Section 18 of the Exchange Act.

Item 4.  Description of Securities.

     Not applicable (the Common Stock is registered under Section 12 of the Exchange Act).

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Under Section 145 of the Delaware General Corporation Law (“DGCL”), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933. Article Nine of the Registrant’s Amended and Restated Certificate of Incorporation provides that the Company will indemnify its directors and officers to the full extent permitted by law and that no director shall be liable for monetary damages to the Registrant or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which such director derived an improper personal benefit. In addition, under indemnification agreements with its directors and officers, the Registrant is obligated, to the fullest extent permissible by the DGCL, as it currently exists or may be amended, to indemnify and hold harmless its directors and officers, from and against all expense, liability and loss reasonably incurred or suffered by such directors and officers.

* * * * *

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant of the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7.  Exemption From Registration Claimed.

     Not applicable.

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Item 8.  Exhibits.

Exhibit Number	Description

4.01	Specimen Stock Certificate (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (No. 33-76938)).
4.02A	Stockholder Rights Agreement dated September 26, 1995 (incorporated by reference to the Registrant’s Form 8-K filed
October 10, 1995).
4.02B	Form of Amendment No. 1 to Stockholder Rights Agreement (incorporated by reference to the Registrant’s Form 8-K, filed October 20, 1998).
5.01	Opinion of Hogan & Hartson L.L.P. (filed herewith)
23.01	Consent of KPMG LLP. (filed herewith)
23.02	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.01).
24.01	Power of Attorney (included on signature page).

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

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(2)	That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  The undertaking concerning indemnification is set forth under the response to Item 6.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on this 19th day of May, 2003.

Guilford Pharmaceuticals Inc.

By: /s/ CRAIG R. SMITH

Craig R. Smith M.D.
Chairman, President and
Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Craig R. Smith, M.D. and Andrew R. Jordan, and each of them, with full power of substitution and resubstitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

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Date: May 19, 2003	/S/ CRAIG R. SMITH

Craig R. Smith M.D.
Chairman, President and
Chief Executive Officer
(Principal Executive Officer)

Date: May 19, 2003	/S/ ANDREW R. JORDAN

Andrew R. Jordan
Executive Vice President, Chief Financial Officer
and Treasurer (Principal Financial and Principal
Accounting Officer)

Date: May 19, 2003	/S/ GEORGE L. BUNTING

George L. Bunting, Jr.
Director

Date: May 19 2003	/S/ JOSEPH R. CHINNICI

Joseph R. Chinnici
Director

Date: May 19, 2003	/S/ ELIZABETH M. GREETHAM

Elizabeth M. Greetham
Director

Date: May 19, 2003	/S/ JOSEPH KLEIN, III

Joseph Klein III
Director

Date: May 19, 2003	/S/ RONALD M. NORDMANN

Ronald M. Nordmann
Director

Date: May 19, 2003	/S/ SOLOMON H. SNYDER, M.D.

Solomon H. Snyder, M.D.
Director

Date: May 19, 2003	/s/ W. LEIGH THOMPSON, M.D

W. Leigh Thompson, M.D., Ph.D.
Director

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